SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2012

CommerceFirst Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-51104	52-2180744
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Number)

1804 West Street, Suite 200, Annapolis, Maryland 21401

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 410.280.6695

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to Vote of Security Holders.

(a) On May 18, 2012, a special meeting of shareholders of CommerceFirst Bancorp, Inc. (the “Company”) was held for the purposes of:

(i) voting upon a proposal to approve and adopt the agreement and plan of merger, dated as of December 20, 2011, by and between Sandy Spring Bancorp, Inc. and the Company pursuant to which the Company will merge with and into Sandy Spring Bancorp;

(ii) voting upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the agreement and plan of merger; and

(iii) voting on a non-binding advisory resolution approving the compensation payable to the named executive officers of the Company in connection with the merger

(b) (i) The number of votes cast for or against, and the number of abstentions and broker non-votes cast on the proposal to approve and adopt the agreement and plan of merger, is as set forth below:

For	Against	Abstain	Broker Non-votes
1,551,136	700	0	243,541

(ii) The number of votes cast for or against, and the number of abstentions and broker non-votes cast on the proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies, is as set forth below:

For	Against	Abstain	Broker Non-votes
1,541,440	4,850	5,546	243,541

(iii) The number of votes cast for or against, and the number of abstentions and broker non-votes cast on the non-binding advisory resolution approving the compensation payable to the named executive officers of the Company in connection with the merger, is as set forth below:

For	Against	Abstain	Broker Non-votes
1,471,267	60,636	19,933	243,541

(c) There have been no settlements between the Company and any other person with respect to terminating any solicitation.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCEFIRST BANCORP, INC.

By:	/s/ Richard J. Morgan
Richard J. Morgan, President, Chief Executive Officer

Dated: May 18, 2012